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                                                                 Exhibit (d)(17)

                                    AMENDMENT

      AMENDMENT (the "Amendment"), dated September 24, 2003, to the Employment Agreement (the "Agreement"), made May 30, 2003, by and between Seminis Merger Corp., a Delaware corporation ("Seminis Merger Corp.") and Gaspar Alvarez (the "Executive").

      WHEREAS, the parties hereto have entered into the Agreement, pursuant to which Executive will serve as Vice President - Finance and World Wide Corporate Comptroller of Seminis, Inc. on the terms set forth in the Agreement;

      WHEREAS, Schedule 4.2 to the Agreement was delivered concurrently with the Agreement on May 30, 2003 ("Execution Schedule 4.2");

      WHEREAS, the parties hereto have mutually agreed to revise Execution
Schedule 4.2 in various respects and have further agreed that such revised schedule, attached hereto as Exhibit A ("Revised Schedule 4.2"), shall replace and supersede in all respects Execution Schedule 4.2;

      NOW, THEREFORE, in consideration of the foregoing and the premises, representations, warranties and agreements contained in the Agreement, the parties hereto agree as follows:

      FIRST: Revised Schedule 4.2, attached hereto as Exhibit A, shall replace and supersede in all respects Execution Schedule 4.2. All references in the Agreement to "Schedule 4.2" shall mean Revised Schedule 4.2.

      SECOND: This Amendment shall be construed and enforced in accordance with the laws of the state of California without regard to its laws or regulations relating to choice of law.

      THIRD: This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.


                     [SIGNATURE PAGE INTENTIONALLY OMITTED]
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                                                                       Exhibit A

                                  SCHEDULE 4.2


(a) all fees and expenses incurred in connection with satisfying applicable government working requirements, including visas;

(b) an after-tax annual vacation allowance of $7,700, which shall be payable in two equal installments, the first of which shall be paid during January of each year and the second of which during July;

(c)   family membership to a sport or social club of Executive's choice;

(d) use of a Company automobile appropriate for Executive's position, including the costs of necessary maintenance (although Executive may incur taxable income as a result of his personal use of such vehicles);

(e) an annual gross expatriate allowance of 10% of annual base salary, which shall be payable in two equal installments (January and July);

(f) an annual after-tax housing allowance of $36,000 which shall be payable in two equal installments (January and July); and

(g) annual reimbursement of private school tuition of an after-tax amount of up to $6,000 for each of Executive's dependant children in the school(s) of his choice (up to, but not including university education).